Exhibit 10.6

PROMISSORY NOTE

AeroGrow International, Inc.

Principal Balance: $1,500,000 or so much thereof as actually advanced pursuant to the terms hereof.	Issue Date: May ___, 2008
Interest Rate: 12% per annum	Due Date: April 1, 2009

1. For Value Received, AeroGrow International, Inc., a Nevada corporation (“Maker”) with a principal place of business located at 6075 Longbow Drive, Boulder, Colorado 80301 hereby unconditionally promises to pay to the order of WLoans, LLC, a Colorado limited liability company with a principal place of business located at 3100 Arapahoe, Suite 301, Boulder Colorado 80303 (“Lender”), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Principal Amount”) or so much thereof as may actually be advanced from time to time pursuant to the terms of that certain Loan Agreement of even date herewith (the “Loan Agreement”) and any other documents which may be executed in connection with the loan evidenced by this Promissory Note (the “Note”), together with interest thereon, from and after the date hereof, at an annual rate determined in accordance with the terms set forth herein, on all unpaid balances until paid in full.

2. Interest.  Interest shall accrue on all principal amounts advanced to Maker hereunder (the “Outstanding Principal”) at a rate of twelve percent (12%) per annum from and after the date of each such advance until paid in full (the “Interest”).  Maker acknowledges that Lender does not intend to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rates(s), the rate will automatically be reduced to the maximum rate permitted under applicable law.  If Lender should collect any amount from Maker which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce the balance of the Outstanding Principal or, if no Outstanding Principal remains outstanding, will be refunded to Maker.

3. Holding Fee.  A holding fee shall be paid quarterly in advance on any portion of the Principal Amount which has not been advanced to Maker (the “Retained Funds”) at a rate of one percent (1%) of the Retained Funds until the Note is paid in full (the “Holding Fee”).

4. Payments.  (a) Commencing August ___, 2008, and every calendar quarter thereafter until April 1, 2009 (the “Maturity Date”), Maker shall pay the Interest accrued on the Outstanding Principal from the date of each advancement of funds until the Maturity Date.

(b) Commencing May __, 2008, and every calendar quarter thereafter until the Maturity Date, Maker shall pay the Holding Fee on the Retained Funds.

(c) On the Maturity Date the entire unpaid Outstanding Principal, together with all accrued and unpaid Interest, accrued and unpaid Holding Fees and all other amounts due and owing under the terms of this Note or the Loan Agreement shall become immediately due and payable.

5. Application of Payments.  All payments made in accordance with the terms hereof shall be applied, first to collection costs, attorney fees and legal expenses due hereunder, if any, second to accrued but unpaid Interest, third, to accrued but unpaid Holding Fees and the balance, if any, to reduce the Outstanding Principal.

6. Prepayment.  Maker may prepay the entire debt evidenced by this Note or any portion thereof, at any time and from time to time, without penalty or premium.  In the event Maker receives any equity financing, the entire Outstanding Principal, accrued Interest and accrued Holding Fees shall become immediately due and payable.

7. Security.  The full indebtedness evidenced by this Note is secured by the grant of the security interest set forth in the Loan Agreement pursuant to which Maker has granted to the Company a perfected, third priority security interest in and to all of the assets owned by Maker (the “Collateral”) as more particularly described therein.

8. Default; Remedies.  Each of the following shall be an “Event of Default”:  (a) if any payment required by this Note is not paid when such payment is due; (b) Maker breaches or defaults in the performance of any other covenant, obligation, condition, representation or warranty contained in this Note or the Loan Agreement, which breach or default is not cured within twenty (20) days after written notice thereof, or such other applicable cure periods provided herein or therein; or (c) Maker breaches or defaults in the performance of any covenant, obligation, condition, representation or warranty contained in that certain loan with First National Bank in the amount of $1,000,000 (the “FNB Loan”) or that certain loan with FCC, LLC d/b/a First Capital in the amount of $12,000,000 (the “First Capital Loan” and together with the FNB Loan, the “Related Loans”), which breach or default is not cured within the applicable cure periods as provided in the Related Loans, thereafter, Lender may (x) cause the full Outstanding Principal remaining unpaid hereunder, together with accrued and unpaid Interest, accrued and unpaid Holding Fees and any other advances, including, without limitation, advances made by Lender for payment of reasonable attorneys’ fees, and any other amounts due and owing hereunder or under the Loan Agreement, to become immediately due and payable, in full, without further notice (“Acceleration”); (y) foreclose on the security interest and Collateral granted in the Loan Agreement; or (z) pursue each and every other right, remedy, or power available to it under this Note, the Loan Agreement and/or available to it at law or in equity.  It is agreed that notice of the exercise of any such Acceleration is hereby expressly waived.  Failure by Lender at any time, or from time to time, to exercise such Acceleration shall not constitute a waiver of the right to exercise the same at any other time.

(b) Upon the occurrence of an Event of Default hereunder, the entire aggregate of the Outstanding Principal, accrued Interest thereon, accrued but unpaid Holding Fees, advances made to enforce the provisions of this Note or the Loan Agreement, advances on the Related Loans, and all other amounts past due hereunder, shall accrue interest at the rate of eighteen percent (18%) per annum from the due date therefor until paid in full.

9. Transfer or Assignment.  Lender or any holder hereof may at any time, with or without notice to Maker, assign or otherwise transfer its rights hereunder to any third party.  In such event, such third party shall have and may exercise all of Lender’s rights hereunder, and Maker shall not assert against such third party any defense, counterclaim or offset that Maker may have against Lender.  Maker shall, upon Maker’s receipt of written notice of any such transfer or assignment, acknowledge receipt thereof in writing and shall comply with the reasonable directions and demands of such third party.  Maker may not assign, delegate or otherwise transfer any of its rights and obligations hereunder without the prior written consent of Lender.

10. Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given or served upon the earlier of (a) personal service; (b) actual receipt; (c) the day of transmission in the event of a facsimile transmission with both confirmation of transmission and a copy sent postage prepaid by US mail, or an overnight courier service; (d) one day following posting if sent by an overnight courier service; or (e) three days following posting, if sent by U.S. mail, postage prepaid, to the party at the address set forth above.  Any party may change the address to which notices shall be sent by giving written notice to such effect to the other party.

11. Waiver.  Maker and all guarantors, endorsers, sureties and accommodation parties hereof, and all other persons liable or who become liable for all or any part of the indebtedness evidenced by this note, hereby jointly and severally waive presentment for payment, demand, notice of dishonor, notice of intention to accelerate the maturity hereof, protest of any dishonor, notice of protest and protest of this note.  This Note shall be the joint and several obligation of Maker, endorsers or other persons liable hereunder and shall be binding upon them, their personal representatives, heirs, successors and assigns.

Page 2 of 4 Pages

12. Attorney Fees and Costs.  In addition to all other amounts due hereunder, if any attorney is engaged to enforce any obligation of Maker under this Note, then Maker and all guarantors, endorsers, sureties and accommodation parties hereof, and all other persons liable or who become liable for all or any part of the indebtedness evidenced by this Note, shall be jointly and severally liable to Lender or any holder hereof for all reasonable legal fees and reasonable costs and expenses incurred in connection therewith.

13. Forbearance by Lender Not a Waiver; Remedies Cumulative.  No extension, postponement, forbearance, delay or failure on the part of the Lender in the exercise of any power, right or remedy hereunder, under the Loan Agreement or at law or in equity, shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power, right or remedy.  All rights, powers and remedies of the Lender shall be cumulative and may be exercised simultaneously or from time to time in such order and manner as the Lender in its sole discretion may elect.

14. Entire Agreement; Severability; Amendments.  This Note and the Loan Agreement constitutes the entire understanding or agreement between the parties, and there is no understanding or agreement, oral or written, which is not set forth herein or therein.  In the event any provision of this Note shall be prohibited or unenforceable in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or if for any reason it is not deemed so modified, it shall be ineffective only to the extent of such prohibition or unenforceability without affecting the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Note may not be amended, modified or changed, nor shall any waiver by Lender or any holder hereof of any provision of this Note be effective, except by written instrument signed by the party against whom enforcement of such amendment, modification or waiver is sought.

15. Authority.  The individual executing this Note represents and warrants that he or she is duly authorized to execute and deliver this Note on behalf of Maker and this Note is binding upon Maker in accordance with its terms, except to the extent that enforcement of remedies is limited by applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, and that the proceeds of the loan to Maker, which is the basis for the indebtedness evidenced by this Note, shall be used for business and commercial purposes, and not individually for any personal, family or household purposes.

16. Governing Law; Venue; Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance.  The parties agree that any action or proceeding commenced under or with respect to this Note shall be brought only in the county or district courts of Boulder County, Colorado, and the parties irrevocably consent to the jurisdiction of such courts and waive any right to alter or change venue, including by removal.

In Witness Whereof, the undersigned has executed this Promissory Note as of the day and year first above written.

Maker:

AeroGrow International, Inc.,
a Nevada corporation

By:
Jervis B. Perkins, Chief Executive Officer

Page 3 of 4 Pages

STATE OF COLORADO                                                                        )
)  ss.
COUNTY OF BOULDER                                                                        )

The foregoing instrument was acknowledged before me this ____ day of _________, 2008, by Jervis B. Perkins, as Chief Executive Officer of AeroGrow International, Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires: _________________________

___________________________________
Notary Public

Page 4 of 4 Pages